UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2019

PFSweb, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28275	75-2837058
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Millennium Drive
Allen TX 75013
(Address of principal executive offices)
(972) 881-2900
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2019, PFSweb, Inc. (the “Company”) announced the appointment of industry veteran Mr. James Butler as the Executive Vice President, General Manager of its LiveArea business unit.
Mr. Butler, age 53, has an extensive background in technology and digital consulting, most recently serving as President of the connected communities consulting practice of Intersection, a company focused on bridging the digital and physical worlds to improve the experience of public places through technology. Prior to Intersection, Mr. Butler was president of Isobar, a full-service global digital consulting agency.
In connection with his appointment, the Company and Mr. Butler have entered into a written employment agreement (the “Employment Agreement”), which provides for the following compensation terms for Mr. Butler. Pursuant to the Employment Agreement, Mr. Butler will receive a base salary of $450,000 per year. Additionally, Mr. Butler is eligible to receive short-term incentive bonuses and certain long-term stock option and performance based incentive awards. Mr. Butler’s short-term incentive bonus is targeted at a total of $165,000 for 2019 in a stock award, to be granted outside our 2018 Stock and Incentive Plan (“the Plan”), and could increase by 50% if stretch financial goals for LiveArea business unit are achieved. Subject to continued employment, his long-term incentive awards include: (i) 250,000 incentive stock options at an exercise price of $5.00, with 1/5 of the stock option award vesting each calendar year end beginning as of December 31, 2019, which stock options will be issued under the Plan and (ii) 250,000 performance-based stock units (“PSU”), granted outside the Plan, which will vest 50% upon achieving a trailing 12 months service fee revenue of $120 million at an adjusted earnings before interest, income tax, depreciation and amortization and certain other charges (“AEBITDA”) margin of 20% and full 100% vesting upon achieving a trailing 12 months service fee revenue of $140 million and an AEBITDA margin of 20%. Mr. Butler could earn up to 300,000 PSUs upon reaching a trailing 12 months service fee revenue of $160 million and an AEBITDA margin of 20%. Mr. Butler has until June 30, 2024 to reach these long-term PSU targets or the PSU will be forfeited. The Company will use its best efforts to register the awards granted outside the Plan within 120 days of issuance. As per the agreement, there are certain acceleration clauses for the short-term incentive, stock option award and PSU award upon a PFSweb, Inc. change in control or sale of the LiveArea business unit event. Mr. Butler is also eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company. In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by the Company other than for “cause,” death or disability or by Mr. Butler for “good reason” (each as defined in his agreement), he would be entitled to any earned and unpaid salary, vested and accrued but unpaid bonus, unpaid expense reimbursement and any accrued and vested benefits under the Company’s plans. Mr. Butler would also continue to receive his base salary for a 12 month period and will continue to vest in certain short-term and long-term incentive awards during this period.
The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing Mr. Butler’s appointment is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between PFSweb, Inc. and James Butler, dated as of June 11, 2019
99.1	Press Release dated June 11, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFSweb, Inc.

Dated: June 13, 2019	By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President, Chief Financial and Accounting Officer